Exhibit 99.1

Lands’ End Announces Fourth Quarter and Full Year Fiscal 2025 Results

Company to host enhanced first quarter fiscal 2026 results conference call in June providing multi-year financial framework post closing of the joint venture transaction with WHP Global

Fourth Quarter Net revenue increased 4.7% compared to the prior year

Fourth Quarter GMV increased mid-single digits compared to the prior year

DODGEVILLE, Wis., March 19, 2026 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) (“Lands’ End” or the “Company”) today announced financial results for the fourth quarter and full year of fiscal 2025 ended January 30, 2026.

Andrew McLean, Chief Executive Officer, stated, “The fourth quarter was a turning point for Lands’ End as we returned to topline growth, driven by our most significant businesses, and capped off a year in which we strengthened the foundation for sustainable, profitable, long-term growth.”

McLean continued, “From this position of strength, we recently announced a transaction to form a new joint venture with WHP Global to monetize and build on Lands’ End’s intellectual property and unlock near and long-term value creation opportunities. This transformative partnership enables us to eliminate our term loan debt and provides the opportunity for additional upside from the potential conversion of Lands’ End’s stake in the JV in certain WHP Global monetization events. This joint venture will accelerate brand licensing growth through new categories and channels, and internationally, leveraging WHP Global’s expertise and track record growing diverse and well-recognized brands like Lands’ End. Additionally, it expands our strategic flexibility as an operating company to consider and pursue opportunities to enhance growth. We’re confident that this transaction creates incremental, long-term, higher-return growth opportunities for Lands’ End shareholders.”

Fourth Quarter Financial Highlights

•
Gross Merchandise Value (“GMV”) increased mid-single digits when compared to the fourth quarter of fiscal 2024. GMV is the total order value of all Lands’ End branded merchandise sold to customers through business-to-consumer and business-to-business channels, as well as the estimated retail value of the merchandise sold through third party distribution channels.
•
Net revenue was $462.4 million for the fourth quarter of fiscal 2025, an increase of $20.7 million or 4.7% from $441.7 million during the fourth quarter of fiscal 2024.
•
U.S. Digital Segment Net revenue was $402.3 million for the fourth quarter of fiscal 2025, an increase of $20.4 million or 5.3% from $381.9 million during the fourth quarter of fiscal 2024.
•
U.S. eCommerce Net revenue was $312.0 million for the fourth quarter of fiscal 2025, an increase of $14.2 million or 4.8% from $297.8 million during the fourth quarter of fiscal 2024. The increase was driven primarily by higher average unit retails, supported by continued strength in solution-based products that contributed to gross margin expansion.
•
Outfitters Net revenue was $53.7 million for the fourth quarter of fiscal 2025, an increase of $4.7 million or 9.6% from $49.0 million during the fourth quarter of fiscal 2024. The increase was driven by double-digit growth in our school uniform business, building on its strong back-to-school season, and strength in enterprise accounts.

•
Third Party net revenue was $36.6 million for the fourth quarter of fiscal 2025, an increase of $1.5 million or 4.3% from $35.1 million during the fourth quarter of fiscal 2024. The increase was primarily driven by Amazon, increasing double-digits year-over-year.
•
Europe eCommerce Net revenue was $32.9 million for the fourth quarter of fiscal 2025, an increase of $2.8 million or 9.3% from $30.1 million during the fourth quarter of fiscal 2024. The increase reversed a multi-quarter trend decline as key product franchises resonated with the customer across markets.
•
Licensing and Retail Net revenue was $27.2 million for the fourth quarter of fiscal 2025, a decrease of $2.5 million or 8.4% from $29.7 million during the fourth quarter of fiscal 2024. The decrease reflects the planned transition of certain wholesale accounts to a licensing arrangement in 2024, which resulted in lower reported revenue but higher GMV.

•
Gross profit was $209.6 million, an increase of $8.3 million or 4.1% from $201.3 million in the fourth quarter of fiscal 2024. Gross margin decreased approximately 30 basis points to 45.3% compared to 45.6% in the fourth quarter of fiscal 2024. The gross margin decrease was driven by tariffs partially offset by continued strength across key solution-based products and expansion of the licensing business. When excluding the impact of the unmitigated IEEPA tariffs of $7.6 million, gross margin would have increased by approximately 140 basis points to 47.0% compared to the prior year.

•
Selling and administrative expenses increased $11.7 million to $169.7 million or 36.7% of Net revenue, compared to $158.0 million or 35.8% of Net revenue in the fourth quarter of fiscal 2024. The approximately 90 basis points increase was driven primarily by higher digital marketing spend focused on new customer acquisition and incentive accruals.

•
Net income was $12.3 million, or $0.40 earnings per diluted share compared to Net income of $18.5 million or $0.59 earnings per diluted share in the fourth quarter of fiscal 2024.

•
Adjusted net income was $23.6 million, or $0.76 earnings per diluted share, compared to an Adjusted net income of $17.7 million or $0.57 earnings per diluted share in the fourth quarter of fiscal 2024, representing a $5.9 million increase, or $0.19 per diluted share.

•
Adjusted EBITDA was $47.4 million in the fourth quarter of fiscal 2025 compared to $43.7 million in the fourth quarter of fiscal 2024.

"For the full year, we expanded gross margin, grew Adjusted EBITDA 10% to $102 million and more than doubled adjusted net income to $27 million” said Bernie McCracken, Chief Financial Officer. “The transaction with WHP Global will significantly improve our capital structure by enabling the full repayment of our term loan debt and materially reducing our interest expense. With this balance sheet strength we will have greater flexibility to evaluate and execute on opportunities to drive value creation, including from investment in the growth of our existing businesses, as well as capital allocation alternatives that can generate long-term shareholder value.”

Full Year Financial Highlights:

•
For fiscal 2025, GMV increased low-single digits compared to fiscal 2024.
•
For fiscal 2025, Net revenue was $1.34 billion, a decrease of $27.8 million or 2.0% from $1.36 billion in fiscal 2024.
•
U.S. Digital Segment Net revenue was $1.16 billion for fiscal 2025, an increase of $8.3 million or 0.7% from $1.15 billion during fiscal 2024.
•
U.S. eCommerce Net revenue was $829.8 million for fiscal 2025, a decrease of $13.0 million or 1.5% from $842.8 million during fiscal 2024. Fiscal 2025 benefited from strong performance in our key franchises, resulting in gross margin expansion and partially offsetting the overall decrease. The decline primarily reflects the transition of certain products to a licensing model.

•
Outfitters Net revenue was $241.8 million for fiscal 2025, an increase of $13.6 million or 6.0% from $228.2 million during fiscal 2024. The school uniform channel increased primarily due to a strong back-to-school season driven by an influx of new customers. The business uniform channel slightly increased due to strength in select enterprise accounts.
•
Third Party Net revenue was $91.2 million for fiscal 2025, an increase of $7.7 million or 9.2% from $83.5 million during fiscal 2024. The increase was primarily due to curated product assortments across all marketplaces.
•
Europe eCommerce Net revenue was $90.2 million fiscal 2025, a decrease of $12.9 million or 12.5% from $103.1 million during fiscal 2024. The decrease was primarily driven by new leadership using the first half to relaunch as a more premium brand and continued macroeconomic pressures.
•
Licensing and Retail Net revenue was $82.2 million for fiscal 2025, a decrease of $23.2 million or 22.0% from $105.4 million during fiscal 2024. The decrease reflects the planned transition of certain wholesale accounts to a licensing arrangement in 2024 and the performance of U.S. Company Operated stores partially offset by licensing revenue increasing by over 20%.

•
Gross profit was $650.2 million, a decrease of $3.1 million or 0.5% from $653.3 million in fiscal 2024. Gross margin increased approximately 80 basis points to 48.7% compared to 47.9% in fiscal 2024. The gross margin improvement was primarily driven by continued strength across key categories and expansion of the licensing business, partially offset by tariffs. When excluding the impact of the unmitigated IEEPA tariffs of $13.0 million, gross margin would have increased by approximately 180 basis points to 49.7% compared to the prior year.

•
Selling and administrative expenses decreased $0.6 million to $561.2 million or 42.0% of Net revenue, compared to $561.8 million or 41.2% of Net revenue in fiscal 2024. The approximately 80 basis points increase was driven by deleveraging from lower revenues and higher digital marketing spend focused on new customer acquisition partially offset by operational efficiencies and strong cost controls across the entire business.

•
Net income was $5.5 million, or $0.18 earnings per diluted share compared to Net income of $6.2 million or $0.20 earnings per diluted share in fiscal 2024.

•
Adjusted net income was $26.8 million, or $0.86 earnings per diluted share, compared to Adjusted net income of $12.6 million or $0.40 earnings per diluted share in fiscal 2024, representing an increase of $14.3 million, or $0.46 per diluted share.

•
Adjusted EBITDA was $102.3 million in fiscal 2025 compared to $92.6 million in fiscal 2024.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $18.3 million as of January 30, 2026, compared to $18.8 million as of January 31, 2025.

Net inventory was $268.8 million as of January 30, 2026, and $265.1 million as of January 31, 2025. The 1% increase was driven by the impact of IEEPA tariffs, partially offset by actions taken to improve inventory efficiency and support speed‑to‑market initiatives. When excluding the fiscal 2025 impact of the unmitigated IEEPA tariffs of $9.0 million, inventory would have decreased by 2.0% compared to the prior year.

Net cash provided by operating activities was $49.6 million and $53.1 million for fiscal 2025 and fiscal 2024, respectively. The decrease in net cash provided by operating activities was primarily due to tariffs, partially offset by operating income.

As of January 30, 2026, the Company had no borrowings outstanding and $122.6 million of availability under its ABL Facility, compared to no borrowings and $129.3 million of availability as of January 31, 2025. Additionally, as of January 30, 2026, the Company had $234.0 million of term loan debt outstanding compared to $247.0 million outstanding as of January 31, 2025.

As of January 30, 2026, additional purchases of up to $9.0 million could be made under the 2024 share repurchase program.

WHP Global Transaction

In January 2026, the Company announced a transaction with WHP Global to create a joint venture (the “JV”) to maximize the value of Lands’ End’s intellectual property.

Lands’ End will contribute to the JV all of its intellectual property and related assets associated with the “Lands’ End” brand, including all of the license agreements entered into in connection with Lands’ End’s licensing business, and WHP Global will pay the Company $300 million in cash for a 50% controlling ownership stake. WHP Global will lead the JV’s global licensing strategy and brand expansion, while Lands’ End will retain full operational control of its existing direct to consumer and B2B businesses. Upon closing, the JV will be owned 50/50 by Lands’ End and WHP Global and will be designed to maximize the value of Lands’ End’s intellectual property, leveraging the brand expertise and global licensee network of WHP Global’s platform. Lands’ End intends to use proceeds from the sale to, among other things, fully repay its outstanding term loan, which was approximately $234 million as of January 26, 2026, and for general corporate purposes.

WHP Global’s licensing platform is expected to accelerate category expansion, improve partner selection, and enhance long-term royalty generation for the brand. Lands’ End’s existing customers, products, channels and brand presentation will remain unchanged as a result of the transaction.

Additionally, in certain WHP Global monetization events, such as a qualifying public listing or majority sale, Lands’ End may have the right (and in some cases, be obligated to) exchange its interest in the JV for equity in WHP Global – at the same valuation multiple as the WHP monetization event – allowing stockholders to participate directly in WHP Global’s future value creation. The Company is optimistic that WHP Global’s platform will deliver strong returns to its shareholders and looks forward to potentially participating in its future upside.

Completion of the transaction is expected by the end of the Company’s first quarter of fiscal 2026.

In addition, WHP Global has commenced a tender offer for up to $100 million of Lands’ End shares at a price of $45.00 per share. The tender offer is subject to proration if oversubscribed and is conditioned on the closing of the IP transaction. As a result of the tender offer, WHP Global is expected to own up to approximately 7% of Lands’ End’s outstanding shares of common stock.

Outlook

Due to the pending transaction with WHP Global, the Company will not be providing financial guidance at this time. Following completion of the transaction, the Company expects to provide financial guidance in conjunction with the release of results for the first quarter of fiscal 2026. At that time, the Company expects to provide both full year and second quarter fiscal 2026 outlooks.

Additionally, the Company will host an enhanced earnings call with the release of results for the first quarter of fiscal 2026 in June that will include a comprehensive multi-year financial framework detailing the key operating model drivers for the post-transaction business in steady state

Conference Call

The Company will host a conference call on Thursday, March 19, 2026 at 8:30 a.m. ET to review its fourth quarter and full fiscal year 2025 financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online at www.landsend.com, through third-party distribution channels, our own Company Operated stores and third-party license agreements. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the proposed transactions by and among the Company, Lands’ End Direct Merchants, Inc., a wholly owned subsidiary of the Company (together with the Company, “Sellers”), WH Borrower, LLC (“WHP Borrower”), WHP Topco, L.P. (“WHP Topco”), LEWHP LLC, a wholly owned indirect subsidiary of WHP Topco (“WHP”) and the JV (the “Transactions”), as well as statements regarding turning points and topline growth, sustainable, profitable, long-term growth, and the Company’s position of strength; continued strength in solution-based products; the school uniform business building on its strong back-to-school season; strength in enterprise accounts; reversal of trends in Europe eCommerce; continued macroeconomic pressures and strength across key categories; the potential for additional purchases under the Company’s share repurchase program; and Company expectations regarding issuance of future guidance and other earnings call details. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; global supply chain challenges and their impact on inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology; failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; failure to adequately protect against cybersecurity threats or maintain the security and privacy of customer, employee or company information and the impact of cybersecurity events on the Company; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; natural disasters, political crises or other catastrophic events; the adverse effect on the Company’s reputation if its independent vendors or licensees do not use ethical business practices or comply with contractual obligations, applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions or Company credit facility limitations; the ability of the Company’s principal stockholders to exert substantial influence over the Company; uncertainties as to the timing of the tender offer and the other Transactions; uncertainties as to how many of the Company’s stockholders will tender their stock in the offer; the possibility that one or more closing conditions for the Transactions may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the Transactions (or only grant approval subject to adverse conditions or limitations), may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of the Company may not be obtained; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the risk that the Transactions may not be completed on the terms or in the time frame expected by the Company or at all; unexpected costs, charges or expenses resulting from the Transactions; uncertainty of the expected financial performance of the JV following completion of the Transactions; the effects that a termination of the agreements governing the Transactions may have on the Company, including the possibility that there could be fluctuations in the trading price of the Company’s common stock as a result of the announcement, pendency or consummation of the Transactions; risks related to the Company’s ability to realize the anticipated benefits of the Transactions, including the possibility that the expected benefits from the Transactions will not be realized or will not be realized within the expected time period; the ability of the JV to implement its business strategy; the effects of the Transactions on relationships with employees, other business partners or governmental entities; negative effects of this announcement, the pendency or the consummation of the Transactions on the market price of the Company’s common stock and/or the Company’s operating results, including current or future business; risks associated with potential significant volatility and fluctuations in the market price of the Company’s common stock; significant transaction costs; risks relating to the occurrence of an IPO, change of control or significant asset sale of WHP Topco (an “exchange event”), which is out of the Company and its stockholders’ control, to realize value from the Company’s exchange rights, and the possibility that such exchange event may never occur, or if it does occur, the possibility that it occurs on unfavorable terms, including economic terms; the possibility that one or more of the agreements governing the Transactions may contain provisions that are difficult to enforce and the possibility of legal disputes between Sellers and WHP Topco and its affiliates that could delay realization of the full benefits of the Transactions; the possibility that any exchange event could be structured in a manner and on terms and conditions that are disadvantageous to the Company and its stockholders; the possibility that the contribution of the Company’s intellectual property into the JV may not achieve the anticipated results, particularly if such intellectual property is not monetized effectively; the risk that WHP Global’s past performance may not be representative of future results; uncertainties relating to the JV’s ability to maintain the Company’s brand name and image with customers; uncertainties relating to the JV’s ability to respond to changing consumer preferences, identify and interpret consumer trends, and successfully market new products; uncertainties regarding the Company’s and the JV’s focus, strategic plans and other management actions; the risk that stockholder litigation in connection with the Transactions or other litigation, settlements or investigations may affect the timing or occurrence of the Transactions or result in significant costs of defense, indemnification and liability; the occurrence of any event that could give rise to termination of the Transactions; risks related to the disruption of management time from ongoing business operations due to the pendency of the Transactions, or other effects of the pendency of the Transactions on the relationship of any of the parties to the transaction with their employees, customers, suppliers, or other counterparties; global economic, political, legislative, regulatory and market conditions (including competitive pressures), evolving legal, regulatory and tax regimes, including the effects of tariffs, inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail market in the United States and around the world and the impact of war and other conflicts around the world; and other risks, uncertainties and factors discussed in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended May 2, 2025. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for any tender offer materials that WHP or the Company file with the SEC. A solicitation and an offer to buy shares of the Company will be made only pursuant to the offer to purchase and related materials that WHP files with the SEC. WHP filed a Tender Offer Statement on Schedule TO with the SEC on February 26, 2026, amended on March 18, 2026, and the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer on March 11, 2026, amended on March 18, 2026. THE COMPANY’S SECURITY HOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Lands’ End at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting WHP, Lands’ End or the information agent for the tender offer named in the Tender Offer Statement. Copies of the documents filed with the SEC by Lands’ End may be obtained at no charge on Lands’ End internet website at www.landsend.com or by contacting Lands’ End at Legal Department, 5 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: Secretary. Copies of the documents filed with the SEC by WHP may be obtained at no charge by contacting Georgeson LLC, 51 West 52nd Street, 6th Floor, New York, New York 10019. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands except per share data)	January 30, 2026	January 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$17,694	$16,180
Restricted cash	589	2,632
Accounts receivable, net	41,265	47,839
Inventories	268,803	265,132
Prepaid expenses	27,856	33,258
Other current assets	4,798	5,439
Total current assets	361,005	370,480
Property and equipment, net	115,701	115,618
Operating lease right-of-use asset	15,680	20,373
Intangible asset, net	-	257,000
Asset held for sale	257,000	-
Other assets	1,680	2,010
TOTAL ASSETS	$751,066	$765,481
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,000	$13,000
Accounts payable	115,436	111,353
Lease liability – current	4,434	4,534
Accrued expenses and other current liabilities	91,068	98,736
Total current liabilities	223,938	227,623
Long-term debt, net	214,211	224,888
Lease liability – long-term	14,264	20,007
Deferred tax liabilities	52,392	51,450
Other liabilities	1,966	2,291
TOTAL LIABILITIES	506,771	526,259
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 - authorized: 480,000 shares; issued and outstanding: 30,575 and 30,843, respectively	306	309
Additional paid-in capital	349,429	349,940
Accumulated deficit	(88,850)	(94,358)
Accumulated other comprehensive loss	(16,590)	(16,669)
TOTAL STOCKHOLDERS’ EQUITY	244,295	239,222
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$751,066	$765,481

LANDS’ END, INC.

Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
(in thousands except per share data)	January 30, 2026	January 31, 2025	January 30, 2026	January 31, 2025
REVENUES
Net revenue	$462,372	$441,663	$1,335,146	$1,362,935
Cost of sales (excluding depreciation and amortization)	252,820	240,328	684,976	709,590
Gross profit	209,552	201,335	650,170	653,345

Selling and administrative	169,730	158,017	561,153	561,804
Depreciation and amortization	6,806	7,922	30,169	33,772
Other operating expense (income), net	7,131	(1,555)	14,583	6,812
Total costs and expenses	183,667	164,384	605,905	602,388
Operating income	25,885	36,951	44,265	50,957
Interest expense	8,773	9,390	36,717	40,439
Other (income) expense, net	(142)	(158)	(203)	22

Income before income taxes	17,254	27,719	7,751	10,496
Income tax expense	4,981	9,200	2,243	4,263
NET INCOME	$12,273	$18,519	$5,508	$6,233

NET EARNINGS PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS
Basic:	$0.40	$0.60	$0.18	$0.20
Diluted:	$0.40	$0.59	$0.18	$0.20

Basic weighted average common shares outstanding	30,518	30,884	30,675	31,213
Diluted weighted average common shares outstanding	30,950	31,299	31,033	31,664

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

In addition to our Net income determined in accordance with GAAP, for purposes of evaluating operating performance, we report the following non-GAAP measures: Adjusted net income and Adjusted EBITDA. Adjusted net income is also expressed on a diluted per share basis.

We believe presenting non-GAAP financial measures provides useful information to investors, allowing them to assess how the business performed excluding the effects of significant non-recurring or non-operational amounts. We believe the use of the non-GAAP financial measures facilitates comparing the results being reported against past and future results by eliminating amounts that we believe are not comparable between periods and assists investors in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s own methods for evaluating business performance.

Our management uses Adjusted net income and Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and to discuss our business with our Board of Directors, institutional investors and other market participants. Adjusted EBITDA is also used as the basis for a performance measure used in executive incentive compensation.

The methods we use to calculate our non-GAAP financial measures may differ significantly from methods other companies use to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted net income and Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as these measures may exclude a number of important cash and non-cash recurring items.

Adjusted net income is defined as net income excluding significant non-recurring or non-operational items as set forth below. Adjusted net income is also presented on a diluted per share basis. While Adjusted net income is a non-GAAP measurement, management believes that it is an important indicator of operating performance and useful to investors.

•
Other significant non-recurring or non-operational items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
Corporate restructuring and other – composed of costs related to the strategic alternative exploration as well as severance and benefit costs for the 13 and 52 weeks ended January 30, 2026 and primarily severance and benefit costs for the 13 and 52 weeks ended January 31, 2025.
o
Unmitigated tariff costs – unmitigated incremental product costs, net of the impact of vendor negotiations, incurred pursuant to International Emergency Economic Powers Act (“IEEPA”) tariffs that were subsequently ruled unlawful by the Supreme Court of the United States on February 20, 2026 for the 13 and 52 weeks ended January 30, 2026.
o
Long-lived asset impairment – charges associated with the non-cash write down of certain long-lived assets for the 13 and 52 weeks ended January 30, 2026 and the 52 weeks ended January 31, 2025.
o
Exit costs – charges associated to exit the kids and footwear lines of business including inventory excess and obsolescence reserves, inventory discounts and operational charges recorded in the 52 weeks ended January 30, 2026 and the 13 and 52 weeks ended January 31, 2025 in conjunction with our licensing arrangements commencing in Fiscal 2024.
o
Loss (gain) on disposal of property and equipment - disposal of property and equipment for 13 and 52 weeks ended January 30, 2026 and January 31, 2025, respectively.

The following tables set forth, for the periods indicated, a reconciliation of Net income to Adjusted net income and Adjusted diluted earnings per share:

	13 Weeks Ended
(in thousands, except per share amounts)	January 30, 2026	January 31, 2025
Net income	12,273	18,519
Corporate restructuring and other	6,669	1,077
Unmitigated tariff costs	7,600	—
Long-lived asset impairment	427	—
Exit costs	—	240
Loss (gain) on disposal of property and equipment	35	(2,501)
Tax effects on adjustments (1)	(3,435)	356
ADJUSTED NET INCOME	$23,569	$17,691
ADJUSTED DILUTED NET EARNINGS PER SHARE	$0.76	$0.57

Diluted weighted average common shares outstanding	30,950	31,299

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

	52 Weeks Ended
(in thousands, except per share amounts)	January 30, 2026	January 31, 2025
Net income	5,508	6,233
Corporate restructuring and other	13,888	5,558
Unmitigated tariff costs	13,000	—
Long-lived asset impairment	683	3,818
Exit costs	257	927
Loss (gain) on disposal of property and equipment	16	(2,501)
Tax effects on adjustments (1)	(6,525)	(1,463)
ADJUSTED NET INCOME	$26,827	$12,572
ADJUSTED DILUTED NET EARNINGS PER SHARE	$0.86	$0.40

Diluted weighted average common shares outstanding	31,033	31,664

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:
o
Corporate restructuring and other – composed of costs related to the strategic alternative exploration as well as severance and benefit costs for the 13 and 52 weeks ended January 30, 2026 and primarily severance and benefit costs for the 13 and 52 weeks ended January 31, 2025.
o
Unmitigated tariff costs – unmitigated incremental product costs, net of the impact of vendor negotiations, incurred pursuant to International Emergency Economic Powers Act (“IEEPA”) tariffs that were subsequently ruled unlawful by the Supreme Court of the United States on February 20, 2026 for the 13 and 52 weeks ended January 30, 2026.
o
Long-lived asset impairment – charges associated with the non-cash write down of certain long-lived assets for the 13 and 52 weeks ended January 30, 2026 and the 52 weeks ended January 31, 2025.
o
Exit costs – charges associated to exit the kids and footwear lines of business including inventory excess and obsolescence reserves, inventory discounts and operational charges recorded in the 52 weeks ended January

30, 2026 and the 13 and 52 weeks ended January 31, 2025 in conjunction with our licensing arrangements commencing in Fiscal 2024.

o
Loss (gain) on disposal of property and equipment - disposal of property and equipment for 13 and 52 weeks ended January 30, 2026 and January 31, 2025, respectively.

The following tables set forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue and a reconciliation of Net income to Adjusted EBITDA:

	13 Weeks Ended		13 Weeks Ended
	January 30, 2026		January 31, 2025
(in thousands)	$ʼs	% of Net Sales	$ʼs	% of Net Sales
Net income	$12,273	2.7%	$18,519	4.2%
Income tax expense	4,981	1.1%	9,200	2.1%
Interest expense	8,773	1.9%	9,390	2.1%
Other income, net	(142)	(0.0)%	(158)	(0.0)%
Operating income	25,885	5.6%	36,951	8.4%
Depreciation and amortization	6,806	1.5%	7,922	1.8%
Corporate restructuring and other	6,669	1.4%	1,077	0.2%
Unmitigated tariff costs	7,600	1.6%	-	—%
Long-lived asset impairment	427	0.1%	-	—%
Exit costs	-	—%	240	0.1%
Gain on disposal of property and equipment	36	0.0%	(2,501)	(0.6)%
Adjusted EBITDA	$47,423	10.3%	$43,689	9.9%

	52 Weeks Ended		52 Weeks Ended
	January 30, 2026		January 31, 2025
(in thousands)	$ʼs	% of Net Sales	$ʼs	% of Net Sales
Net income	$5,508	0.4%	$6,233	0.5%
Income tax expense	2,243	0.2%	4,263	0.3%
Interest expense	36,717	2.8%	40,439	3.0%
Other (income) expense, net	(203)	(0.0)%	22	0.0%
Operating income	44,265	3.3%	50,957	3.7%
Depreciation and amortization	30,169	2.3%	33,772	2.5%
Corporate restructuring and other	13,888	1.0%	5,558	0.4%
Unmitigated tariff costs	13,000	1.0%	-	—%
Long-lived asset impairment	683	0.1%	3,818	0.3%
Exit costs	257	0.0%	927	0.1%
Loss (gain) on disposal of property and equipment	16	0.0%	(2,433)	(0.2)%
Adjusted EBITDA	$102,278	7.7%	$92,599	6.8%

LANDS’ END, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	52 weeks ended
(in thousands)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,508	$6,233
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,169	33,772
Amortization of debt issuance costs	2,798	2,716
Loss (gain) on disposal of property and equipment	16	(2,433)
Stock-based compensation	5,477	4,873
Deferred income taxes	942	3,393
Long-lived asset impairment	683	3,818
Other	(1,138)	(1,122)
Change in operating assets and liabilities:
Accounts receivable, net	7,452	(12,830)
Inventories	(1,299)	36,056
Accounts payable	2,477	(18,174)
Other operating assets	5,564	7,190
Other operating liabilities	(9,031)	(10,349)
Net cash provided by operating activities	49,618	53,143
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	52	2,734
Purchases of property and equipment	(29,220)	(37,770)
Net cash used in investing activities	(29,168)	(35,036)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	109,000	113,000
Payments of borrowings under ABL Facility	(109,000)	(113,000)
Payments on term loan	(13,000)	(13,000)
Payments of debt issuance costs	(1,103)	(724)
Proceeds from exercise of stock options	908	—
Payments for taxes and exercise costs related to net share settlement of equity awards	(2,369)	(1,275)
Purchases and retirement of common stock	(4,512)	(11,595)
Net cash used in financing activities	(20,076)	(26,594)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(903)	9
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(529)	(8,478)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	18,812	27,290
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$18,283	$18,812
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$2,838	$1,722
Income taxes paid, net of refunds	$(378)	$(743)
Interest paid	$34,842	$37,043